Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS
Brigham Exploration Company
6300 Bridge Point Parkway
Building 2, Suite 500
Austin, Texas 78730
Gentlemen:
Cawley, Gillespie & Associates, Inc. does hereby consent to the use of its reports relating to the proved oil and gas reserves of Brigham Exploration Company (the “Company”) and to the reference to the firm as an expert in the Form S-3 registration statement and any amendments thereto filed by the Company.

Very truly yours,

/s/ W. Todd Brooker

W. Todd Brooker, P.E.
Vice President Cawley, Gillespie & Associates, Inc. Fort Worth, Texas Texas Registered Engineering Firm F-693